Exhibit 99.1	Press Release dated July 19, 2013

NanoViricides Reports That its CEO was Interviewed on the RedChip Money
Report Program on Fox Business News TV Channel Yesterday Evening

WEST HAVEN, CONNECTICUT -- July 19, 2013 -- NanoViricides, Inc. (OTC BB: NNVC) (the "Company"), reports that a video interview with its CEO, Eugene Seymour, MD, MPH, was broadcast on the Fox Business News TV channel (FBN TV) today at 1:00am EST. A link to a video of this interview will be made available on the Company’s website next week.

This unsolicited interview was conducted by David Gentry of “The RedChip Money Report” of the Red Chip Companies, an international small cap research, investor relations and media company. The broadcast was listed as a “paid program” in the FBN TV guide. The Company does not have any formal business engagement with RedChip at present. RedChip has chosen to broadcast its small caps company research interviews on FBN since Fox Business News is a premier business network reaching more than 65 million homes nationwide. Among all cable networks, Fox Business News' viewership ranks second only to Bloomberg in affluence.

The discussion centered around FluCide™, the Company’s broad-spectrum anti-influenza drug, that addresses a potential $25B annual market. Dr. Seymour went on to explain that “we have essentially cured mice of influenza,” referring to our highly successful animal studies demonstrating extremely high efficacy of FluCide against various types of influenza viruses, such as H1N1 and H3N2. In highly lethal animal models with extremely high inoculation doses of the influenza viruses of these different types, the Company has observed its lead candidate to reduce viral load by 100-fold to 1,000-fold (2 to 3 logs), whereas, in the same studies, Tamiflu, the standard of care, resulted in a reduction in viral load by only a factor of 2-to-8-fold (0.2 to 0.8 logs) at the same time points, as the Company has reported previously in various press releases. The extent of remaining viral load was extremely small in FluCide-treated animals, and continued to be small through the entire 21 day study span in one of the studies. Based on these studies, and peripheral knowledge of influenza human clinical trials of various drugs, the Company believes that FluCide may be a potential cure for influenza.

As Dr. Seymour reported, the Company held a pre-IND meeting in March, 2012 with the US FDA to define our pre-clinical development program and to obtain insights on the pathways for human clinical trials towards approval of FluCide. A pre-IND Meeting is held for the purposes of discussing the drug development plan and is not for the purpose of approving human clinical protocols. Dr. Seymour inadvertently misstated that the FDA had approved the Company’s Phase I and Phase IIa clinical protocols. Based on the feedback from the pre-IND meeting, the Company believes that it has now developed a clinical program that meets with the expectations of the FDA, in consultations with its regulatory consultants at the Biologics Consulting Group.

Dr. Seymour further advised that the Company is progressing satisfactorily with its initiative for manufacture of its drug candidates for human clinical trials under FDA “cGMP” guidelines. He reported that the Company has developed a plan to minimize direct capital costs of the project by leasing the facility from an affiliated third party. Inno-Haven, LLC was formed in 2011 to acquire a building and perform renovations and construction of the facility as per specifications and requirements established by the Company for this purpose. Inno-Haven, LLC is owned by Dr. Anil R. Diwan, the Founder and President of the Company. Inno-Haven is in the process of raising the required capital independently of the Company. Initial capital for Inno-Haven was provided by Dr. Diwan’s sale of founder’s stock in NanoViricides, as previously disclosed. Dr. Seymour incorrectly employed the term “off-balance sheet” arrangement in referring to the fact that the significant amount of financing for this building and construction project is being raised independently of the Company’s finances. Dr. Seymour meant to emphasize that the Company is minimizing its immediate direct capital costs exposure because of this arrangement, which is a substantial benefit to the Company and its shareholders.

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

Contact:

NanoViricides, Inc.

Amanda Schuon, 310-550-7200

info@nanoviricides.com